Exhibit 99.1

News Release

Babcock & Wilcox Announces Fourth Quarter 2016 Results
- Power segment in line with expectations; improves gross profit margin
- Industrial segment achieves strong revenue growth from acquisition
- Renewable segment enhancing execution model; takes charge on ongoing projects

(CHARLOTTE, N.C. – February 28, 2017) – Babcock & Wilcox Enterprises, Inc. (B&W) (NYSE:BW) announced today fourth quarter 2016 revenues of $380.0 million, a decrease of $122.7 million, or 24.4%, compared to the fourth quarter of 2015. GAAP earnings per share for the fourth quarter of 2016 were a loss of $1.47 compared to a loss per share of $0.10 for the fourth quarter of 2015. Adjusted earnings per share, which exclude the gain on sale of an equity method investment, non-cash mark-to-market adjustments for pension and other post-retirement benefits, acquisition and integration costs, litigation charges, restructuring activities, and spin-off transaction costs, were a loss of $1.60 for the three months ended December 31, 2016 compared to adjusted earnings per share of $0.47 in the prior year period.

“During our 18 months as an independent company, we have made significant progress realigning the business and executing on our strategic goals. In 2016, we focused on enhancing the profitability of our Power business and increasing revenue diversification by driving the growth of our Industrial and Renewable businesses. Through the restructuring of our Power business, we have created a leaner, more flexible organization that is better positioned to compete in the market. In our Industrial segment, we have made key acquisitions to build the business and grow our B&W-wide non-coal revenue to greater than 50% of our total revenues in 2016," said Mr. E. James Ferland, Chairman and Chief Executive Officer. "Productivity and schedule issues in our Renewable segment, however, significantly impacted our results in the fourth quarter and for the full year. We have taken specific actions to address these issues, and to enhance the resources and infrastructure of the Renewable segment, better enabling it to profitably capture long-term market opportunities. We are confident in our strategy and believe that the Company is well positioned to create long-term value for shareholders.”

Results of Operations

Consolidated revenues for the fourth quarter of 2016 were $380.0 million, a decrease of $122.7 million, compared to $502.7 million for the fourth quarter of 2015, due primarily to decreased volume in the Power segment, in line with revised expectations, and setbacks in Renewable projects, partially offset by an increase in revenues in the Industrial segment. The GAAP operating loss for the fourth quarter of 2016 was $58.6 million as compared to an operating loss of $10.0 million in the fourth quarter of 2015. The adjusted operating loss in the fourth quarter of 2016 was $65.0 million, a decrease of $104.5 million compared to adjusted operating income of $39.5 million in the fourth quarter of 2015, due mainly to charges on contracts within our Renewable segment.

Power Segment Results

Fourth quarter 2016 revenues for the Power segment decreased 33.3% to $218.1 million compared to $327.1 million in revenues in the prior year period. Revenues decreased as a result of lower activity in retrofits, new build utility and environmental work and industrial steam generation, which was in line with revised expectations and the proactive restructuring plan. Gross profit in the Power segment in the fourth quarter 2016 was $62.6 million, compared to $71.4 million in the prior year period. As a result of the restructuring as well as good contract performance, gross profit margin improved year over year.

Industrial Segment Results

The Industrial segment contributed $106.3 million in revenues for the fourth quarter of 2016 compared to $60.3 million in the fourth quarter of 2015, an increase of $46.0 million due to the addition of B&W SPIG, our global cooling system and services business, which the Company acquired on July 1, 2016. Gross profit in the Industrial segment was $17.2 million in the fourth quarter of 2016, an approximate $0.1 million decrease compared to $17.3 million in the prior year period. Year over year, gross profit benefited from the contributions from B&W SPIG, offset by the lower levels of activity for B&W MEGTEC and overall revenue mix.

Renewable Segment Results

Revenues in the Renewable segment were $55.6 million for the fourth quarter of 2016, versus $115.2 million in the corresponding period in 2015, a decrease of $59.7 million driven by the increased costs to complete and lengthened schedule on several contracts. The Renewable segment has grown significantly over the past two years and resources used to address previously disclosed issues at one project led to productivity and scheduling issues at others. The Company appointed a new management team and is taking actions to address these issues, including investing in enhanced engineering and project management capabilities and infrastructure. The Renewable segment gross loss of $82.6 million in the fourth quarter of 2016 was $103.7 million lower than the $21.1 million gross profit reported in the prior year fourth quarter due to losses on the Renewable contracts.

Liquidity

The Company’s cash and cash equivalents balance, net of restricted cash, increased during the fourth quarter to $95.9 million at the end of 2016, which was mainly driven by strong cash flows from operations in the quarter. The outstanding balances under revolving credit facilities totaled $24.0 million as of December 31, 2016. Because of the challenges in the Renewable segment, the Company expects to use a significant amount of cash during 2017. The Company recently amended its credit facility to allow for continued access and capacity to meet liquidity and letter of credit needs.

Full Year 2017 Outlook

Revenue is expected to increase from $1.6 billion in 2016 to $1.8 billion in 2017.

Full year adjusted EPS is expected to be in the range of $0.75 to $0.95. Adjusted EPS excludes intangible asset amortization expense, restructuring expenses, acquisition and integration costs, non-cash mark-to-market adjustments for pension and other post-retirement benefits and spin-off transaction costs. The reduction in the previously discussed EPS guidance range includes approximately $0.60 of impacts from Renewable projects and related interest expense from credit facility usage.

The adjusted tax rate for 2017 is expected to be in the range of 32% to 34%.

As more fully described in Exhibit 1, management is unable to reconcile without unreasonable effort the Company's forecasted range of adjusted EPS for the full year to a comparable GAAP range.

Conference Call to Discuss Fourth Quarter 2016 Results

Date:        Wednesday, March 1, 2017, at 8:30 a.m. EST
Live Webcast:    Investor Relations section of website at www.babcock.com

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to our strategic objectives; management’s expectations regarding the industries in which we operate; our guidance and forecasts for 2017; our projected tax rate; our projected operating margin improvements, savings and restructuring costs; project execution; and growth through acquisitions. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, our ability to realize anticipated savings and operational benefits from our restructuring plan; our ability to successfully integrate SPIG and Universal and realize the expected synergies from the acquisitions; our ability to realize the benefits of expected cross-selling opportunities from the SPIG and Universal acquisitions; our ability to successfully address productivity and schedule issues in our Renewable segment, including our efforts to enhance its resources and infrastructure; changes in the jurisdictional mix of our income and losses; disruptions experienced with customers and suppliers; the inability to retain key personnel; adverse changes in the industries in which we operate; delays, changes or termination of contracts in backlog; the timing and amount of repurchases of our common stock, if any; and the inability to grow and diversify through acquisitions. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W
Headquartered in Charlotte, N.C., Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets. B&W companies employ approximately 5,000 people around the world. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.
# # #
Investor Contact:         Media Contact:
Jude Broussard         Ryan Cornell

Vice President, Investor Relations	Public Relations
Babcock & Wilcox         Babcock & Wilcox
704.625.4944 » investors@babcock.com         330.860.1345 » rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Non-GAAP Operating Income and Earnings Per Share(1)(2)
(In millions, except per share amounts)

	Three Months Ended December 31, 2016
	GAAP	Sale of equity method investment	Pension & OPEB MTM (gain) / loss	Acquisition and integration costs	Litigation	Restructuring	Spin costs	Non-GAAP	Intangible amortization	Non-GAAP excluding intangible amortization
Operating income (loss)	$(58.6)	$(8.3)	$(6.4)	$2.4	$3.2	$2.4	$0.4	$(65.0)	$8.0	$(57.0)
Other income (expense)	(5.0)	—	—	—	—	—	—	(5.0)	—	$(5.0)
Income tax (expense) benefit	(7.7)	—	2.7	(0.2)	(1.2)	(1.0)	—	(7.4)	(2.5)	$(10.0)
Net income (loss)	$(71.3)	$(8.3)	$(3.8)	$2.1	$2.0	$1.4	$0.4	$(77.4)	$5.5	$(71.9)
Net loss attributable to non-controlling interest	(0.3)	—	—	—	—	—	—	(0.3)	—	$(0.3)
Net income (loss) attributable to shareholders	$(71.6)	$(8.3)	$(3.8)	$2.1	$2.0	$1.4	$0.4	$(77.7)	$5.5	$(72.2)

Diluted EPS - continuing operations	$(1.47)	$(0.17)	$(0.08)	$0.04	$0.04	$0.03	$0.01	$(1.60)	$0.11	$(1.48)

Income tax rate	(12.2)%							(10.6)%		(16.1)%

	Three Months Ended December 31, 2015
	GAAP	Pension & OPEB MTM (gain) / loss	Impairments	Restructuring	Spin costs	Non-GAAP	Intangible amortization	Non-GAAP excluding intangible amortization
Operating income (loss)	$(10.0)	$40.2	$5.6	$3.0	$0.7	$39.5	$1.5	$41.0
Other income (expense)	—	—	—	—	—	—	—	—
Income tax (expense) benefit	4.7	(16.0)	(2.1)	(1.0)	(0.3)	(14.7)	(0.5)	(15.3)
Net income (loss)	$(5.2)	$24.2	$3.4	$1.9	$0.4	$24.8	$1.0	$25.8
Net loss attributable to non-controlling interest	—	—	—	—	—	—	—	—
Net income (loss) attributable to shareholders	$(5.2)	$24.2	$3.4	$1.9	$0.4	$24.8	$1.0	$25.8

Diluted EPS - continuing operations	$(0.10)	$0.45	$0.06	$0.04	$0.01	$0.47	$0.02	$0.48

Income tax rate	47.4%					37.3%		37.2%

	Year Ended December 31, 2016
	GAAP	Restructuring	Pension & OPEB MTM (gain) / loss	Sale of equity method investment	Acquisition and integration costs	Spin costs	Litigation	Non-GAAP	Intangible amortization	Non-GAAP excluding intangible amortization
Operating income (loss)	$(102.8)	$37.0	$24.1	$(8.3)	$5.1	$3.8	$3.2	$(37.9)	$19.9	$(18.0)
Other income (expense)	(5.4)	—	—	—	—	—	—	(5.4)	—	(5.4)
Income tax (expense) benefit	(6.9)	(0.6)	(8.4)	—	(0.8)	0.3	(1.2)	(17.7)	(6.4)	(24.1)
Net income (loss)	$(115.1)	$36.4	$15.7	$(8.3)	$4.3	$4.1	$2.0	$(60.9)	$13.5	$(47.4)
Net loss attributable to non-controlling interest	(0.6)	—	—	—	—	—	—	(0.6)	—	(0.6)
Net income (loss) attributable to shareholders	$(115.6)	$36.4	$15.7	$(8.3)	$4.3	$4.1	$2.0	$(61.5)	$13.5	$(48.0)

Diluted EPS - continuing operations	$(2.31)	$0.73	$0.31	$(0.17)	$0.09	$0.08	$0.04	$(1.23)	$0.27	$(0.96)

Income tax rate	(6.4)%							(40.9)%		(103.3)%

	Year Ended December 31, 2015
	GAAP	Pension & OPEB MTM (gain) / loss	Impairments	Restructuring	Litigation	Spin costs	NE Segment allocation	Non-GAAP	Intangible amortization	Non-GAAP excluding intangible amortization
Operating income (loss)	$21.9	$40.2	$14.6	$11.7	$9.6	$3.3	$2.7	$103.8	$11.4	$115.3
Other income (expense)	(1.7)	—	—	—	—	—	—	(1.7)	—	(1.7)
Income tax (expense) benefit	(3.7)	(16.0)	(5.6)	(4.2)	(3.7)	(1.2)	(0.7)	(35.1)	(4.1)	(39.2)
Net income (loss)	$16.5	$24.2	$9.0	$7.5	$5.8	$2.0	$2.0	$67.1	$7.4	$74.5
Net loss attributable to non-controlling interest	(0.2)	—	—	—	—	—	—	(0.2)	—	(0.2)
Net income (loss) attributable to shareholders	$16.3	$24.2	$9.0	$7.5	$5.8	$2.0	$2.0	$66.9	$7.4	$74.3

Diluted EPS - continuing operations	$0.30	$0.45	$0.17	$0.14	$0.11	$0.04	$0.04	$1.25	$0.14	$1.38

Income tax rate	18.2%							34.3%		34.5%

(1) Figures may not be clerically accurate due to rounding.

(2) B&W is providing non-GAAP information regarding certain of its historical results and guidance on future earnings per share to supplement the results provided in accordance with GAAP, and it should not be considered superior to, or as a substitute for, the comparable GAAP measures. B&W believes the non-GAAP measures provide meaningful insight into the Company’s operational performance and provides these measures to investors to help facilitate comparisons of operating results with prior periods and to assist them in understanding B&W’s ongoing operations.

2017 Outlook

Management has provided full year adjusted earnings per diluted share ("adjusted EPS") guidance of $0.75 to $0.95. It is not possible for management to identify the amount or significance of future adjustments associated with potential mark to market adjustments to our pension and other postretirement benefit plan liabilities or other non-routine costs that we adjust in our presentation of adjusted EPS guidance. These items are dependent on future events and/or market inputs that are not reasonably estimable at this time. In addition, the estimated tax rate can have additional variability from estimate due to changes in jurisdiction mix and impacts from deferred tax asset valuation allowances. Accordingly, management is unable to reconcile without unreasonable effort the Company's forecasted range of adjusted EPS for the full year included in the 2017 Outlook section of this earnings release to a comparable GAAP range. However, items excluded from our adjusted EPS guidance include the historical adjustments noted in the tables above, and our adjusted EPS guidance also excludes future estimable adjusting items, including intangible amortization of $0.25 to $0.26 per share, charges relating to previously announced restructuring initiatives of $0.18 to $0.25 per share, additional spin costs of approximately $0.02 per share, additional acquisition and integration costs of approximately $0.04 to $0.05 per share, and benefits from asset sales of approximately $0.01.

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated and Combined Statements of Operations(1)
(In millions, except per share amounts)

	Three Months Ended December, 2016		Twelve Months Ended December, 2016
	2016	2015	2016	2015
Revenues	$380.0	$502.7	$1,578.3	$1,757.3
Costs and expenses:
Cost of operations	380.8	437.7	1,399.1	1,449.1
Research and development costs	2.1	4.1	10.4	16.5
Losses on asset disposals and impairments, net	—	5.6	—	14.6
Selling, general and administrative expenses	64.4	61.4	247.1	240.0
Restructuring activities and spin-off transaction costs	2.8	3.7	40.8	14.9
Total costs and expenses	450.1	512.5	1,697.5	1,735.2
Equity in income (loss) of investees	11.6	(0.2)	16.4	(0.2)
Operating income (loss)	(58.6)	(10.0)	(102.8)	21.9
Other income (expense):
Interest income	0.2	0.2	0.8	0.6
Interest expense	(2.6)	(0.4)	(3.8)	(1.1)
Other – net	(2.5)	0.2	(2.4)	(1.2)
Total other income (expense)	(5.0)	0.0	(5.4)	(1.7)
Income (loss) before income tax expense	(63.6)	(9.9)	(108.1)	20.2
Income tax expense (benefit)	7.7	(4.7)	6.9	3.7
Income (loss) from continuing operations	(71.3)	(5.2)	(115.1)	16.5
Income from discontinued operations, net of tax		—	—	2.8
Net income (loss)	(71.3)	(5.2)	(115.1)	19.3
Net income attributable to noncontrolling interest	(0.3)	—	(0.6)	(0.2)
Net income (loss) attributable to shareholders	$(71.6)	$(5.2)	$(115.6)	$19.1

Amounts attributable to shareholders:
Income (loss) from continuing operations	$(71.6)	$(5.2)	$(115.6)	$16.3
Income from discontinued operations, net of tax	—	—	—	2.8
Net income (loss) attributable to shareholders	$(71.6)	$(5.2)	$(115.6)	$19.1

Basic earnings (loss) per share - continuing operations	$(1.47)	$(0.10)	$(2.31)	$0.31
Basic earnings per share - discontinued operations	—	—	—	0.05
Basic earnings (loss) per share	$(1.47)	$(0.10)	$(2.31)	$0.36

Diluted earnings (loss) per share - continuing operations	$(1.47)	$(0.10)	$(2.31)	$0.30
Diluted earnings per share - discontinued operations	—	—	—	0.06
Diluted earnings (loss) per share	$(1.47)	$(0.10)	$(2.31)	$0.36

Shares used in the computation of earnings per share:
Basic	48.7	53.3	50.1	53.5
Diluted	48.7	53.3	50.1	53.7

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated and Combined Balance Sheets(1)
(In millions, except per share amount)

	December 31, 2016	December 31, 2015
Cash and cash equivalents	$95.9	$365.2
Restricted cash and cash equivalents	27.8	37.1
Accounts receivable – trade, net	282.3	291.2
Accounts receivable – other	73.8	44.8
Contracts in progress	166.0	128.2
Inventories	85.8	90.1
Other current assets	46.0	21.5
Total current assets	777.5	978.2
Property, plant and equipment - gross	332.5	330.0
Accumulated depreciation	(198.9)	(184.3)
Net property, plant and equipment	133.6	145.7
Goodwill	267.4	201.1
Deferred income taxes	163.4	190.7
Investments in unconsolidated affiliates	98.7	92.2
Intangible assets	71.0	37.8
Other assets	17.5	17.4
Total assets	$1,529.1	$1,663.0

Revolving debt	$14.2	$2.0
Accounts payable	220.7	175.2
Accrued employee benefits	35.5	51.5
Advance billings on contracts	210.6	229.4
Accrued warranty expense	40.5	39.8
Other accrued liabilities	96.0	63.5
Total current liabilities	617.5	561.4
Accumulated postretirement benefit obligations	12.8	27.8
Pension liabilities	288.4	282.1
Other noncurrent liabilities	49.4	43.4
Total liabilities	968.2	914.6
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, authorized 200.0 shares; issued 48.7 and 52.5 shares at December 31, 2016 and 2015, respectively	0.5	0.5
Capital in excess of par value	806.6	790.5
Treasury stock at cost, 5.6 and 1.4 shares at December 31, 2016 and 2015, respectively	(103.8)	(25.4)
Retained earnings (deficit)	(114.7)	1.0
Accumulated other comprehensive loss	(36.5)	(18.9)
Stockholders' equity attributable to shareholders	552.1	747.7
Noncontrolling interest	8.8	0.7
Total stockholders' equity	561.0	748.4
Total liabilities and stockholders' equity	$1,529.1	$1,663.0

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated and Combined Statements of Cash Flows(1)
(In millions)

	Year Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net income (loss)	$(115.1)	$19.3	$(26.2)
Non-cash items included in net income (loss):
Depreciation and amortization	39.6	34.9	32.4
Debt issuance cost amortization	1.2	0.6	—
(Income) loss of equity method investees	(16.4)	0.2	8.7
Losses on asset disposals and impairments	14.9	16.9	6.0
Write off of accrued claims receivable, net	—	7.8	—
Provision for (benefit from) deferred taxes	(9.0)	(32.1)	(42.0)
Recognition of losses for pension and postretirement plans	36.3	40.6	101.8
Stock-based compensation charges	16.1	7.8	—
Changes in assets and liabilities:
Accounts receivable	58.9	(34.0)	(13.8)
Accrued insurance receivable	(15.0)	—	—
Accounts payable	4.5	17.9	(8.9)
Contracts in progress and advance billings on contracts	(13.3)	63.0	(99.2)
Inventories	2.9	6.1	4.3
Income taxes	22.6	9.3	10.1
Accrued and other current liabilities	25.1	11.5	9.7
Pension liabilities, accrued postretirement and employee benefits	(47.0)	(2.3)	(17.3)
Other, net	(4.2)	3.0	10.0
Net cash from operating activities	2.3	170.4	(24.2)
Cash flows from investing activities:
Decrease in restricted cash and cash equivalents	9.4	6.3	(5.6)
Purchase of property plant and equipment	(22.5)	(35.4)	(15.5)
Acquisition of businesses, net of cash acquired	(144.8)	—	(127.7)
Proceeds from sale of equity method investment in a joint venture	18.0	—	—
Investment in equity method investee	(26.3)	(7.4)	(4.9)
Purchases of available-for-sale securities	(45.2)	(14.0)	(4.5)
Sales and maturities of available-for-sale securities	29.8	5.3	10.1
Other	0.6	(0.6)	(0.6)
Net cash from investing activities	(180.8)	(45.9)	(148.6)
Cash flows from financing activities:
Borrowings under our U.S. revolving credit facility	205.6	—	—
Repayments of our U.S. revolving credit facility	(195.8)	—	—
Borrowings under our foreign revolving credit facilities	5.7	—	—
Repayments of our foreign revolving credit facilities	(20.2)	(1.1)	(4.5)
Payment of debt issuance costs	—	—	3.0
Net transfers from former Parent	—	80.6	213.1
Repurchase of shares of common stock	(78.4)	(25.4)	—
Other	(0.2)	(0.5)	0.1
Net cash from financing activities	(83.4)	53.6	211.7
Effects of exchange rate changes on cash	(7.3)	(6.4)	(12.6)
Cash flows from continuing operations	(269.3)	171.8	26.2
Operating cash flows from discontinued operations, net	—	(25.2)	(0.2)
Investing cash flows from discontinued operations, net	—	—	(1.7)
Effects of exchange rate changes on cash	—	—	3.0
NET CASH FLOWS FROM DISCONTINUED OPERATIONS	—	(25.2)	1.1
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(269.3)	146.5	27.3
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	365.2	218.7	191.3
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$95.9	$365.2	$218.7
(1) Figures may not be clerically accurate due to rounding.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS:	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
REVENUES:
Power	$218.1	$327.1	$975.5	$1,235.0
Renewable	55.6	115.2	349.2	338.6
Industrial	106.3	60.3	253.6	183.7
	$380.0	$502.7	$1,578.3	$1,757.3

GROSS PROFIT:
Power	$62.6	$71.4	$233.5	$247.6
Renewable	(82.6)	21.1	(68.1)	57.7
Industrial	17.2	17.3	50.7	54.8
Intangible asset amortization included in cost of operations	(7.0)	(0.5)	(15.8)	(7.7)
Mark to market adjustment included in cost of operations	8.9	(44.3)	(21.2)	(44.3)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
AMORTIZATION EXPENSE
Power	$0.3	$0.3	$1.1	$1.1
Renewable	0.4	0.2	1.3	1.3
Industrial	7.3	1.0	17.5	9.1
	$8.0	$1.5	$19.9	$11.5
DEPRECIATION EXPENSE
Power	$2.5	$2.4	$10.1	$17.4
Renewable	0.4	0.3	1.4	1.3
Industrial	0.5	0.3	1.6	1.3
Corporate	0.7	1.6	6.6	3.5
	$4.2	$4.6	$19.7	$23.5

BOOKINGS:	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Power	$161	$339	$784	$1002
Renewable	12	15	135	657
Industrial	89	35	222	178
	$262	$389	$1,141	$1,837

BACKLOG:	As of December 31,
	2016	2015
Power	$615	$803
Renewable	1,241	1,458
Industrial	216	67
	$2,072	$2,328

(1) Figures may not be clerically accurate due to rounding.

Exhibit 6
Babcock & Wilcox Enterprises, Inc.
Quarterly Information(1)
(In millions, except per share amounts)

	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
Revenues	$404.1	$383.2	$411.0	$380.0
Costs and expenses:
Cost of operations	324.0	357.2	337.2	380.8
Research and development costs	2.8	3.1	2.4	2.1
Losses on asset disposals and impairments	—	—	—	—
Selling, general and administrative expenses	58.7	63.3	60.7	64.4
Restructuring activities and spin-off transaction costs	4.0	31.6	2.4	2.8
Total costs and expenses	389.5	455.2	402.7	450.1
Equity in income (loss) of investees	2.7	(0.6)	2.8	11.6
Operating income (loss)	17.3	(72.6)	11.1	(58.5)

Interest income	0.3	0.3	0.1	0.2
Interest expense	(0.4)	(0.4)	(0.4)	(2.6)
Other, net	0.1	0.3	(0.2)	(2.5)
Total other income (expense)	—	0.2	(0.5)	(4.9)
Income before income tax expense (benefit)	17.3	(72.4)	10.6	(63.4)
Income tax expense (benefit)	6.6	(9.0)	1.6	7.7
Income (loss) from continuing operations	10.7	(63.4)	9.0	(71.1)
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net income (loss)	10.7	(63.4)	9.0	(71.1)
Net income attributable to noncontrolling interest	(0.1)	(0.1)	(0.1)	(0.3)
Net income (loss) attributable to shareholders	$10.6	$(63.5)	$8.9	$(71.4)

Income (loss) from continuing operations	10.5	(63.5)	8.9	(71.6)
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net income (loss) attributable to shareholders	$10.5	$(63.5)	$8.9	$(71.6)

Earnings (loss) per common share
Basic
Continuing operations	$0.20	$(1.25)	$0.18	$(1.47)
Discontinued operations	—	—	—	—
Basic earnings (loss) per common share	$0.20	$(1.25)	$0.18	$(1.47)
Diluted
Continuing operations	$0.20	$(1.25)	$0.18	$(1.47)
Discontinued operations	—	—	—	—
Diluted earnings (loss) per common share	0.20	(1.25)	0.18	(1.47)

	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
Revenues	$397.2	$437.5	$420.0	$502.7
Costs and expenses:
Cost of operations	313.8	355.6	342.1	437.7
Research and development costs	4.5	4.0	4.0	4.1
Losses on asset disposals and impairments	—	9.0	—	5.6
Selling, general and administrative expenses	56.2	59.7	62.6	61.4
Restructuring activities and spin-off transaction costs	3.3	5.3	2.7	3.7
Total costs and expenses	377.8	433.6	411.4	512.5
Equity in income (loss) of investees	(2.1)	1.0	1.0	(0.2)
Operating income (loss)	17.3	4.9	9.6	(10.0)

Interest income	0.2	0.1	0.1	0.2
Interest expense	(0.1)	(0.1)	(0.4)	(0.4)
Other, net	(0.3)	0.2	(1.3)	0.2
Total other income (expense)	(0.2)	0.2	(1.6)	—
Income before income tax expense (benefit)	17.1	5.1	8.0	(10.0)
Income tax expense (benefit)	5.7	0.9	1.8	(4.7)
Income (loss) from continuing operations	11.4	4.2	6.2	(5.3)
Income (loss) from discontinued operations, net of tax	1.4	1.4	—	—
Net income (loss)	12.8	5.6	6.2	(5.3)
Net income attributable to noncontrolling interest	(0.1)	(0.1)	(0.1)	—
Net income (loss) attributable to shareholders	$12.7	$5.5	$6.1	$(5.3)

Income (loss) from continuing operations	11.3	4.1	6.2	(5.2)
Income (loss) from discontinued operations, net of tax	1.4	1.4	—	—
Net income (loss) attributable to shareholders	$12.7	$5.5	$6.2	$(5.2)

Earnings (loss) per common share
Basic
Continuing operations	$0.21	$0.08	$0.11	$(0.10)
Discontinued operations	0.03	0.02	—	—
Basic earnings (loss) per common share	$0.24	$0.10	$0.11	$(0.10)
Diluted
Continuing operations	$0.21	$0.08	$0.11	$(0.10)
Discontinued operations	0.03	0.02	—	—
Diluted earnings (loss) per common share	0.24	0.10	0.11	(0.10)

(1) Figures may not be clerically accurate due to rounding.